CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Regulation A Offering Statement (Form 1A) of our report dated September 26, 2019, related to the financial statements of Flora Growth Corp. for the period from incorporation on March 13, 2019 to June 30, 2019, which is part of this Offering Statement.
McGovern Hurley LLP
Chartered Professional Accountants Licensed Public Accountants
Toronto, Ontario November 21, 2019